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                                                                EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT, dated as of August 9th, 1996 (the "Effective Date"), by and between PRECISION RESPONSE CORPORATION, a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as "Employer"), and PAUL M. O'HARA (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

          WHEREAS, Employer is a Florida corporation engaged in the teleservicing, database management and marketing and fulfillment business;

          WHEREAS, Employer desires to employ Employee upon the terms and conditions set forth below and Employee desires to accept employment upon such terms and conditions; and

          WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee's employment by Employer.

          NOW, THEREFORE, the parties agree as follows:


          1.     EMPLOYMENT

                 Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Employment Agreement.

          2.     TERM

                 Subject to the provisions for earlier termination set forth in Section 9 hereof, this Employment Agreement shall commence on the Effective Date and shall continue until 5:00, p.m. of the day immediately preceding the third anniversary of the Effective Date (the "Employment Term").





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          3.     EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

                 Employee represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and has no written or oral obligations or commitments of any kind or nature which would in any way interfere with Employee's acceptance of employment pursuant to the terms hereof or the full performance of Employee's obligations hereunder or the exercise of Employee's best efforts in Employee's employment hereunder or which would otherwise pose any conflict of interest.

          4.     DUTIES AND EXTENT OF SERVICES

                 A. Duties. Employee's duties and responsibilities hereunder shall be those reasonably assigned to Employee from time to time by Employer, consistent with the following: Employee shall, unless and until otherwise determined by Employer, serve (subject to and upon his appointment by the Board of Directors) as Employer's Senior Vice President-Finance and Chief Financial Officer, and shall, subject to the direction of Employer's Chief Executive Officer and President, have overall responsibility to supervise and conduct all financial, financial management and accounting functions of Employer as well as all other functions and activities customarily supervised or conducted by a Senior Vice President-Finance and Chief Financial Officer of a publicly-traded company. Employee shall report directly to Employer's President, or as otherwise directed from time to time by Employer's Chief Executive Officer or President. Employee agrees to devote Employee's full and exclusive time, skill, attention and energy diligently and competently to perform the duties and responsibilities properly assigned to Employee hereunder, or pursuant hereto.

                 B. Rules and Regulations. Employee agrees to abide by the rules and regulations of Employer promulgated by Employer from time to time with respect and applicable to Employer's similarly-situated employees generally, which are all hereby incorporated by reference and made a part of this Employment Agreement.



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          5.     COMPENSATION

                 A.       Base Compensation.  Subject to the provisions of
Section 9 of this Employment Agreement, Employer shall pay salary to Employee ("Salary") based upon the rate of $250,000 per annum for the Employment Term. Employer may decide, in its sole discretion, to increase (but not to decrease) the Salary at any time during the Employment Term. Salary shall be payable in accordance with Employer's normal payroll practices for its employees and shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual practices and as required by law.

                 B.       Bonus Compensation.

                          (i)     Employee shall receive a bonus of $25,000 in
respect of services performed by him during the 1996 calendar year, payable to Employee on or before January 31, 1997 (the "1996 Bonus"). Thereafter, with respect to each calendar-quarterly period during the Employment Term, commencing with the calendar-quarterly period ending March 31, 1997, Employee shall be entitled to receive a bonus of $25,000 if, but only if, the Quarterly Performance Goal (as defined below) for such calendar quarter has been achieved. The 1996 Bonus and each such calendar-quarterly bonus is referred to as a "Bonus Amount." Each calendar-quarterly Bonus Amount shall be paid on or before the 45th day following the end of the calendar quarter to which it relates, except that the Bonus Amount for the fourth calendar-quarter of each year shall be payable on or before March 31 of the next succeeding year. Each Bonus Amount shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual payroll practices and as required by law.

                          (ii)    No later than November 1, 1996, Employee
shall prepare or cause to be prepared a financial projection of Employer's operations covering the period commencing January 1, 1997 and ending December 31, 1997, and, no later than November 1, 1997, Employee shall prepare or cause to be prepared a financial projection of Employer's operations covering the period commencing January 1, 1998 and ending on December 31, 1998 (as the case may be, the "Financial Projection"). The Financial Projection shall be in such format and contain such information, assumptions and detail, and shall cover such periods within such annual period





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(i.e., calendar-monthly, calendar-quarterly, semi-annual, etc.), as Employer shall direct, but shall in all events include calendar-quarterly projected results ("Quarterly Projections"). The Financial Projection, as to the Quarterly Projections and other time segments covered, shall be revised on a periodic basis as determined by Employer, and shall be revised on a non-periodic basis from time to time as directed by Employer in order to take into account material events or changes which may occur from time to time concerning (generally or specifically) Employer's operations, business or industry. The Financial Projection shall also be extended on a periodic or rolling basis and from time to time on a non-periodic basis as directed by Employer to cover calendar-quarterly and other time periods beyond December 31, 1997 and/or December 31, 1998. In addition, whether or not Employer so directs a non-periodic revision or extension to the Financial Projection, Employee shall, as part of his obligations, propose to Employer, when appropriate, that a non-periodic revision or extension be made, explaining the reasons therefor, and prepare such revision or extension if Employer agrees that such revision or extension is warranted. Employer and Employee shall use their respective best efforts to cause the Financial Projection to be complete and final on or before November 30 of the year in question and to cause any required non-periodic revision or extension thereto to be complete and final within a reasonable time, but in all events promptly, following Employer's decision to make such non-periodic revision or extension. Scheduled periodic revisions and extensions to the Financial Projection shall be completed by such times as Employer shall reasonably determine. In the event of any disagreement between Employer and Employee concerning the Financial Projection, or any revision thereto or extension thereof, Employer's judgment shall be conclusive and binding on the parties.

                          (iii) For each calendar-quarterly period during the
Employment Term, commencing with the calendar-quarterly period ending March 31, 1997, if Employer's earnings per share on a fully-diluted basis, as set forth in Employer's published financial statements covering such calendar-quarterly period, equals or exceeds the Quarterly Projection of earnings per share on a fully-diluted basis (the "Quarterly Performance Goal"), Employee shall be entitled to receive the Bonus Amount for such calendar-quarterly period. The Quarterly Performance Goal for the calendar quarter in question which is in effect on the first day of the calendar-quarterly period which is two calendar quarters preceding the





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calendar quarter in question (or which is contained in the initial Financial
Projection with respect to the calendar quarters ending March 31, 1997 and June 30, 1997, respectively) shall be used to determine whether the Bonus Amount is earned (the "Base Projection"); PROVIDED, HOWEVER, if, at any time subsequent to the date of the Base Projection and prior to or during the calendar-quarterly period being measured the Quarterly Performance Goal is increased, such higher Quarterly Performance Goal shall be used to determine whether the Bonus Amount has been earned. If the Quarterly Performance Goal is decreased subsequent to the date of the Base Projection and prior to or during the calendar quarter being measured, the Quarterly Performance Goal in the Base Projection (and not the lower revised Quarterly Performance Goal) shall be used to determine whether the Bonus Amount has been earned. If Employee's employment terminates prior to the end of a calendar quarter, and the Quarterly Performance Goal is achieved for such calendar quarter, except as otherwise specifically set forth in this Employment Agreement, the Bonus Amount for such calendar-quarter shall be a prorated amount equal to $25,000 multiplied by a fraction, the numerator of which is the number of days Employee was employed during such calendar quarter and the denominator of which is 91 (a "Prorated Bonus Amount"). The term Prorated Bonus Amount as used in this Agreement also refers, as the context requires, to any portion of a calendar quarter for which a partial, prorated Bonus Amount would be payable as severance pay pursuant to
Section 9.E, which, if payable, shall be calculated in a manner consistent with the previous sentence. Except as otherwise specifically set forth in this Agreement, if Employee's employment terminates prior to December 31, 1996, Employee shall not be entitled to receive the 1996 Bonus.

          6.     FRINGE BENEFITS AND EXPENSES

                 A. Employee Benefits. Employee shall be entitled to such benefits and fringe benefits (such as individual and family health, dental, life and disability insurance) as are made available by Employer from time to time, in Employer's sole discretion, to all other similarly-situated executive employees generally.

                 B. Expenses. Employer shall reimburse Employee for Employee's reasonable out-of-pocket costs and expenses incurred in connection with the performance of Employee's duties and





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responsibilities hereunder, subject to Employee's presentation of appropriate documentation and, if requested, justification therefor, and provided that the types and amounts of expenses incurred are consistent with, in Employer's judgment, Employer's policies and practices.

                 C. Auto. Employer shall provide to Employee an automobile allowance of $850.00 per month during the Employment Term in order to defray Employee's automobile expenses incurred in the performance of Employee's duties, but shall not be obligated to provide Employee with an automobile.

                 D. Fair Market Value Stock Options. Employer has, in further consideration of Employee's agreement to accept employment with Employer and, in particular, Employee's agreements not to compete with Employer later herein set forth, granted to Employee options to acquire an aggregate of up to 200,000 shares of Employer's common stock pursuant to the Precision Response Corporation 1996 Incentive Stock Plan and a Stock Option Agreement between Employer and Employee, a copy of which is attached hereto.

          7.     VACATIONS

                 Employee shall be entitled to four (4) weeks vacation during the first year of the Employment Term, four (4) weeks vacation during the second year of the Employment Term and five (5) weeks vacation during the third year of the Employment Term, with full compensation (provided, however, that Employee shall not be entitled to be compensated for any unused vacation days upon termination of employment). The periods during which Employee will be absent from work for vacation shall be at the reasonable discretion of Employer.

          8.     FACILITIES

                 Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as it reasonably deems necessary for Employee's performance of Employee's duties and responsibilities under this Employment Agreement.





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          9.     TERMINATION OF EMPLOYMENT

                 A. Termination Events. Employee's employment under this Employment Agreement may be terminated by Employer only as follows: with or without Cause (as hereinafter defined), effective upon the delivery of written notice to Employee; upon Employee's death; or upon Employee becoming Disabled (as later defined) and receiving written notice of termination from Employer to that effect. Employee may terminate Employee's employment under this Employment Agreement without being in breach hereunder by giving written notification of Employee's resignation to Employer which shall specify a resignation date no earlier than ninety (90) days following the date of delivery of such notice of resignation.

                 B. Definitions of Cause and Disabled. For purposes of this Employment Agreement, "Cause" shall mean and include: (i) commission of a felony, or commission of acts of fraud, dishonesty, or the like; (ii) habitual drunkenness during business hours or at Employer's premises; (iii) illicit use of drugs during business hours or at Employer's premises; (iv) abandonment of employment duties; (v) negligence in the performance of employment duties; (vi) an act or omission on the part of Employee not directed by Employer which results in or contributes to Employer being sanctioned or penalized by any governmental or quasi-governmental authority or body, or any stock exchange or body regulating or governing publicly-traded companies (including the NASD); (vii) insubordination; or (viii) breach by Employee of this Employment Agreement which, if curable, is not cured by Employee within ten (10) days following Employee's receipt of written notice thereof. Employee shall be deemed "Disabled" for purposes of this Agreement (a) if, in the reasonable judgment of Employer, Employee is unable, due to physical, mental or emotional illness or injury, to perform substantially all of Employee's duties and responsibilities for Employer for a continuous period of ninety (90) days, or (b) if Employee is adjudicated as an incompetent or has a guardian appointed to handle Employee's affairs.

                 C. Effect of Termination For Cause or Employee's Resignation. In the event that Employee's employment under this Employment Agreement is terminated by Employer with Cause, or because Employee resigns from or quits Employee's employment, Employer shall pay to Employee, within thirty (30) days following the date of such termination or resignation, subject to Employer's





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right to set off any damages resulting from Employee's termination with Cause or, if applicable, a resignation effected without giving the required notice, the Salary, if any, accrued and unpaid through the date of termination, and shall pay and provide to Employee the amounts and items payable and to be provided under Section 6.A., B. and C. through the date of such termination; and Employee shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity, including, without limitation, any accrued or unpaid Bonus Amount or Prorated Bonus Amount. If Employee gives a notice of resignation, Employer may terminate Employee's employment prior to the 90th day following the notice of resignation, by written notice to Employee to that effect, specifying the termination date, in which event Employee shall continue to receive, as and when it would have been paid, Salary and the items set forth in Section 6.A and C through such 90th day.

                 D. Compensation Upon Death or Disability. Upon the death of Employee, or termination of employment because Employee is Disabled, Employer shall pay to Employee, Employee's legal guardian or the legal representative of Employee's estate (or heir as designated by the legal representative of Employee's estate at such time), (i) within thirty (30) days following the date of Employee's death or termination, the Salary, if any, accrued and unpaid through the date of termination, and shall pay and provide the amounts and items payable and to be provided under Section 6.A., B. and C. through the date of termination, and (ii) at the time or times usually payable, any unpaid Bonus Amount and/or Prorated Bonus Amount earned through the date of termination of employment; and Employee (or such legal guardian, legal representative and heirs) shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity.

                 E. Compensation Upon Termination Without Cause. In the event that Employer terminates Employee's employment under this Employment Agreement without Cause, Employee's sole and exclusive compensation and remedy hereunder shall be to receive from Employer, and Employer shall pay and provide, (i) the amount of Salary, if any, accrued and unpaid through the date of termination, and the amounts and items payable and to be provided under Section





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6.A., B. and C. through the date of termination, payable within thirty (30)
days following termination of employment, (ii) at the time or times usually payable, any unpaid Bonus Amount and/or Prorated Bonus Amount earned through the date of termination of employment, and (iii) the sum of $350,000, payable in twelve (12) equal monthly installments, and the amounts and items payable and to be provided under Section 6.A. (to the extent permitted under the subject plans or policies and by law) and C. that Employee would have received during the 365-day period following termination of Employee's employment, as and when it would have been payable or provided if Employee had remained an employee of Employer for such additional 365-day period; PROVIDED, HOWEVER, if Employee's employment is terminated after the second anniversary of the Effective Date, Employee shall receive, in lieu of the foregoing amounts set forth in this subparagraph (iii), the Salary, Bonus Amounts and Prorated Bonus Amounts which, if earned, would have been received from the date of termination of employment to the natural expiration of the Employment Term, in equal monthly installments over such period, and the amounts and items payable and to be provided under Section 6.A. (to the extent permitted under the subject plans or policies and by law) and C. that Employee would have received over such period, as and when it would have been payable or provided if Employee had remained an employee of Employer during such period.

                 F. Key-Man Insurance. In the event that Employer obtains a key-man insurance policy (the "Policy") on the life of Employee, Employer shall be the sole owner thereof and all proceeds payable in respect thereof shall be the property solely of Employer. In the event that Employee's employment terminates for any reason other than Employee's death, Employee may request that the Policy be assigned to Employee by giving written notice to Employer to that effect. Subject to obtaining any requisite consent from the insurer, Employer shall, if Employee has so requested, assign the Policy to Employee subject to Employee's reimbursement to Employer of any premiums paid by Employer which relate to any period following the date of termination of Employee's employment, and the cash value, if any, of the Policy. In the event that Employer desires to obtain any such Policy, Employee shall fully cooperate in Employer's efforts, including submitting to medical exams and tests and executing and delivering applications and information statements.





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          10.    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                 A. Confidential Information. Employee acknowledges that Employee has been informed by Employer of Employer's policy to maintain as secret and confidential all information and materials relating to (i) the financial condition, operations, business and interests of Employer, (ii) the systems, know-how, records, products, services, cost information, inventions, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Employer, and (iii) the nature and terms of Employer's relationships with its clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information and materials being hereinafter collectively referred to as "Confidential Information"). Employee further acknowledges that such Confidential Information is of great value to Employer and has been developed by Employer as a result of substantial effort and expense. Therefore, Employee understands that it is reasonably necessary to protect Employer's good will, trade secrets and legitimate business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the Board of Directors, Chairman of the Board, Chief Executive Officer or President of Employer for the benefit of Employer and/or as required in the course of employment) at any time hereafter divulge or disclose for any purpose to any persons, firms, corporations or other entities (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law.

                 B. Employer's Materials. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer any products, prototypes, drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with Employer and (ii) upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered to Employer any and all drawings, notebooks, software programs or discs, tapes or similar containers





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of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any other material or thing which is the property of Employer.

          11.    COVENANT-NOT-TO-COMPETE

                 In view of (a) the Confidential Information known to and to be obtained by or disclosed to Employee, and (b) the consideration paid and payable to Employee under this Employment Agreement, and as a material inducement to Employer to enter into this Employment Agreement, and to grant to Employee stock options, Employee covenants and agrees that, for as long as Employee is employed by Employer and for a period of two (2) years after the date Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly, (A) sell any products or services sold or offered by Employer to any person or entity for or to whom Employer is performing services or selling products or for or to whom Employer has performed services or sold products at any time during the one-year period ending on Employee's termination of employment, (B) solicit the services of, or hire, directly or indirectly, whether on Employee's own behalf or on behalf of others, any managerial or executive employee or account manager or information services personnel (including, without limitation, programmers) of Employer or who was employed by Employer at any time during the one-year period ending on the date of termination of Employee's employment, or (C) in any capacity engage in any venture, enterprise, activity or business, passively or actively, as an owner, consultant, adviser, participant, officer, director, employee or agent, competitive with the business of Employer in the areas of teleservicing, database management and marketing or fulfillment services anywhere within the continental United States (other than passive ownership of less than 1% of the outstanding equity of a publicly-traded competitor). Employee acknowledges that the business of Employer is national in scope, that one can effectively compete with such business from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Employer's trade secrets and other legitimate business interests.





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          12.    EMPLOYER'S REMEDIES FOR BREACH OF SECTIONS 10 AND 11

                 Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in Section 10 or 11 hereof, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which Employee directly or indirectly has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Section 10 or 11 hereof, Employer shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief (without being required to post bond or other security) from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee's partners, agents, representatives, servants, employers or employees and/or by any Third Parties. Employer shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. It is understood that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer may have with respect to such breach or violation.

          13.    REASONABLENESS OF RESTRICTIONS

                 A. Reasonableness. Employee acknowledges that any breach or violation of Section 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to Employer and that it would be very difficult or impossible to measure all of the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Employer.





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                 B.       Severability.  Employee understands and intends that
each provision and restriction agreed to by Employee in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable and enforceable, said time period, geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period or geographical area and/or type of restriction which such court deems reasonable and enforceable.

                 C. Survivability. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 10, 11, 12 and 13 of this Employment Agreement shall survive any termination of this Employment Agreement or of Employee's employment (for any reason, including expiration of the Employment Term).

          14.    LAW APPLICABLE

                 This Employment Agreement shall be governed by and construed pursuant to the laws of the State of Florida.

          15.    NOTICES

                 Any notices required or permitted to be given pursuant to this Employment Agreement shall be sufficient if in writing, and delivered personally, by commercial courier service or sent by certified mail, return receipt requested, and sent to Employer's executive offices, to the attention of the President, if mailed to Employer, and to Employee's then current residence, if mailed to Employee.





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          16.    SUCCESSION

                 This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatever; PROVIDED, HOWEVER, that Employee acknowledges and agrees that Employee cannot assign or delegate any of Employee's rights, duties, responsibilities or obligations hereunder to any other person or entity. Employer shall have the right to assign its rights and delegate its duties under this Employment Agreement, provided that, in the event of any such assignment, Employer shall remain liable for all of its obligations hereunder.

          17.    ENTIRE AGREEMENT

                 This Employment Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior and contemporaneous agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

          18.    SEVERABILITY

                 If any provision of this Employment Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Employment Agreement, and this Employment Agreement shall be carried out as if such invalid or unenforceable provision were not herein contained.

          19.    NO WAIVER

                 A waiver of any breach or violation of any term, provision or covenant herein contained shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.





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          20.    ATTORNEYS' FEES

                 In the event that either of the parties to this Employment Agreement institutes suit against the other party to this Employment Agreement to enforce or declare any of their respective rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys' and paralegals' fees and costs incurred before and at trial and at all tribunal levels, and whether or not suit or any other proceeding is instituted.

          21.    COUNTERPARTS

                 This Employment Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

          22.    INDEPENDENT COUNSEL

                 EMPLOYER STRONGLY RECOMMENDS TO EMPLOYEE THAT EMPLOYEE RETAIN INDEPENDENT LEGAL COUNSEL TO ADVISE EMPLOYEE WITH RESPECT TO THIS EMPLOYMENT AGREEMENT BEFORE EMPLOYEE SIGNS IT.

          IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.



                                  EMPLOYER:

                                  PRECISION RESPONSE CORPORATION, a
                                  Florida corporation


                                  By:   /s/ Mark J. Gordon
                                     --------------------------------
                                     Mark J. Gordon, Chief Executive
                                     Officer

                                  EMPLOYEE:

                                       /s/ Paul M. O'Hara
                                  ------------------------------------
                                  PAUL M. O'HARA






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

                                  EXHIBIT "A"

                             STOCK OPTION AGREEMENT

                                                                     EXHIBIT "A"



                         PRECISION RESPONSE CORPORATION

                             STOCK OPTION AGREEMENT


          Agreement dated as of the 9th day of August, 1996 (the "Date of Grant") between Precision Response Corporation, a Florida corporation (and, collectively with its subsidiaries, if any, the "Company") with its principal office at 1505 N.W. 167th Street, Miami, Florida 33169, and Paul M. O'Hara, at the address set forth beneath such person's signature on the signature page of this Agreement ("Optionee").

         1.      Grant of Options

                 The Company grants to Optionee, on the terms and conditions set forth below, options (the "Options") to purchase up to 200,000 shares (individually a "Share" and collectively the "Shares") of Precision Response Corporation common stock (the "Common Stock"), par value $.01 per share, for a price of $23.88 per Share (the "Option Price"), subject to adjustment as provided in Paragraph 3 below. Subject to the limitation set forth in the Precision Response Corporation 1996 Incentive Stock Plan (the "Plan"), a copy of which is attached hereto and incorporated herein by reference, that the aggregate Fair Market Value (as defined in the Plan and as determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options (as defined in and pursuant to the Plan) are exercisable for the first time by a participant during any calendar year (under all option plans of the Company) shall not exceed $100,000, the Options shall be designated as Incentive Stock Options to the maximum extent permitted by law and under the Plan. To the extent that the number of Options which vest in any calendar year pursuant to the vesting schedule set forth below exceeds the number which may properly be designated as Incentive Stock Options pursuant to applicable law or under the Plan, such excess number of Options shall, pursuant to the provisions of Section 6(e) of the Plan, be designated as Nonqualified Stock Options (as defined in and pursuant to the Plan).

         2.      Terms and Conditions of Options

                 (a)      Option Price

                          Subject to paragraph 3 hereof, the Option Price shall
be the Fair Market Value per share of Common Stock on the Date of Grant, but in no event less than the par value per Share.

                 (b)      Vesting of Options

                          Subject to such further limitations as are provided
for herein, the Options shall vest, if at all (and be exercisable once vested) in the following amounts:

                          (i)     Options to purchase 20,000 of the Shares
shall vest on the first anniversary date of the Date of Grant;

                          (ii)    Options to purchase an additional 30,000 of
the Shares shall vest on the second anniversary date of the Date of Grant;

                          (iii)   Options to purchase an additional 42,500 of
the Shares shall vest on each of the third, fourth and fifth anniversary dates of the Date of Grant; and

                          (iv)    Options to purchase the remaining 22,500
Shares shall vest on the sixth anniversary date of the Date of Grant.

         Notwithstanding the vesting schedule set forth above, the Optionee shall become immediately 100% vested in all outstanding Options and may immediately exercise such Options subject to the time frames set forth in subparagraph (e) below, (A) upon termination of Optionee's employment by the Company other than by reason of death, disability, breach of an employment agreement with the Company or for cause, or (B) upon a Change in Control (as hereinafter defined) of the Company. For purposes of this Agreement, a "Change in Control" means (1) neither Mark Gordon (for these purposes, counting all common stock owned by Mark Gordon's Affiliates) nor David Epstein (for these purposes, counting all common stock owned by David Epstein's Affiliates) owns at least 10% of the issued and outstanding common stock of the Company, (2) neither Mark Gordon (for these purposes, counting all common stock owned by Mark Gordon's Affiliates) nor David Epstein (for these purposes, counting all common stock owned by David Epstein's Affiliates) is the stockholder of the Company owning the highest number of issued and outstanding shares of common stock of the Company, or (3) neither Mark Gordon nor David Epstein occupies the position of Chairman of the Board, Chief Executive Officer or President of the Company. "Affiliate" means, for these purposes, with respect to Mark Gordon or David Epstein, an immediate family member of his, a trust principally for his benefit and/or the benefit of his family members and/or lineal descendants, or a family limited partnership or other entity the beneficial owners of which are, principally, him and/or his immediate family members. Other than the accelerated vesting provided for herein due to termination of Optionee's employment by the Company other than by reason of death, disability, breach of an employment agreement with the Company or for cause, Optionee shall not become vested in any Options subsequent to the termination of his employment regardless of any exercise period provided in subparagraph (e) below.





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

                 (c)      Term of Options

                          The Options may be exercised by the Optionee in whole
or in part from time to time, but only during the period beginning on the date of this Agreement and ending August 8, 2004, subject in all cases, however, to subparagraphs (b) and (e) of this paragraph 2, paragraph 3 and the other provisions of this Agreement and the Plan. In no event shall any of the Options granted under this Agreement be exercisable after the expiration of 10 years from the Date of Grant of such Options.

                 (d)      Non-transferability of Options

                          Options shall not be transferable by Optionee other
than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code") or Title I of the Employment Retirement Income Security Act, or the rules thereunder, and, except with respect to a qualified domestic relations order as aforesaid, may be exercised during Optionee's lifetime only by Optionee. If any Options are exercised after Optionee's death, the Company may require evidence reasonably satisfactory to it of the appointment and qualification of Optionee's personal representatives and their authority and of the right of any heir or distributee to exercise such Options.

                 (e)      Termination of Employment

                          If Optionee's employment with the Company terminates
the unexercised portion of any of the Options granted under this Agreement shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                          (1)     The expiration of eight (8) years from the
Date of Grant;

                          (2)     The expiration of three months from the date
of termination of the Optionee's employment by the Company (other than a termination described in subparagraph (3), (4) or (5) below); PROVIDED, THAT, if the Optionee shall die during such three-month period, the time of termination of the unexpired portion of any such Option shall be determined under the provision of subparagraph (4) below;

                          (3)     The expiration of one year from the date of
termination of the employment of an Optionee due to permanent and total disability (other than a termination described in subparagraph (5) below);

                          (4)     The expiration of eighteen (18) months
following the issuance of letters testamentary or letters of administration to the personal representative, executor or administrator of a deceased Optionee, if the Optionee's death occurs either during his employment by the Company or during the three-month period following the date of termination of such




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

employment (other than a termination described in subparagraph (5) below), but in no event later than two years after the Optionee's death;

                          (5)     The date of termination of the Optionee's
employment by the Company if such termination constitutes or is attributable to a breach by the Optionee of an employment agreement with the Company, or its parent, if any, or if the Optionee has been discharged for cause. The Committee (as defined in the Plan) shall have the right to determine whether the Optionee has been discharged for cause and the date of such discharge, and such determination of the Committee shall be final and conclusive.

         Neither this Agreement nor any Option granted hereunder shall confer on Optionee any right to continue in the Company's employ, or limit in any respect the Company's right (in the absence of a specific written agreement to the contrary) to terminate Optionee's employment at any time with or without cause.

                 (f)      Exercise of Options

                          Subject to the limitations set forth herein and the
provisions hereof, the Options may be exercised only by written notice to the Company, at its principal business office or such other office as the Committee may from time to time direct, which shall contain provisions consistent with the provisions of the Plan as the Committee may from time to time prescribe and shall specify the number of optioned Shares being purchased. Not less than one hundred (100) Shares may be purchased at any one time upon exercise of the Options unless the number purchased is the total number then purchasable under this Agreement. Subsequent to the grant of any Options which are not immediately exercisable in full, the Committee, at any time before complete termination of such Options, may accelerate the time or times at which such Options may be exercised in whole or in part. Any notice of exercise of Options shall be accompanied by payment of the full purchase price for the Shares being purchased: (i) by check payable to the Company; or (ii) with the prior consent of the Committee, by tendering previously acquired shares of Common Stock having a fair market value (determined as of the date such Options are exercised and in the same manner as the Fair Market Value of the Option Price is determined under the Plan) equal to all of the purchase price or (iii) by any combination of (i) and (ii). The Company shall have no obligation to deliver the Shares being purchased pursuant to the exercise of any Options, in whole or in part, until the aforesaid payment in full of the purchase price therefor is received by the Company.

                 (g)      Issuance of Shares

                          The exercise of Options granted hereunder is subject
to the condition that if at any time the listing, registration or qualification of the Shares covered by the Options upon any securities exchange or under any state or federal law is necessary as a condition of or in connection with the purchase or delivery of Shares, the delivery of any or all Shares pursuant to exercise of the Options may be withheld unless and until such listing, registration or qualification shall have been effected. Optionee agrees to comply with any and all legal requirements relating to Optionee's resale or other disposition of any Shares acquired under this Agreement. The Committee may require, as a condition of exercise of any Options, that the Optionee represent, in writing that the Shares received upon exercise of the Options are being acquired for investment and not with a view to distribution and agree that the Shares will not be disposed of except pursuant to an effective registration statement under the Securities Act of 1933, as amended, and only after any required qualifications under applicable state securities laws, unless the Company shall have received an opinion of counsel satisfactory to the Company that such disposition is exempt from such registration and qualification. There may be endorsed on certificates representing Shares issued upon the exercise of Options such legends referring to the foregoing representations or any applicable restrictions on resale as the Committee, in its discretion, shall deem reasonably appropriate, as well as place such stop transfer orders with its registrar and transfer agent as it deems reasonably appropriate.

                 (h)      Rights as a Shareholder

                          Optionee shall acquire none of the rights of a
shareholder of the Company under this Agreement unless and until certificates for such Shares are issued to Optionee upon the exercise of Options.

                 (i)      Six-Month Holding Period

                          Optionee acknowledges that in no event may any Shares
acquired upon exercise of any Options be sold or otherwise disposed of until after six (6) months have elapsed from the Date of Grant except, in the event of Optionee's death during such period, for a sale by the executors or administrators of Optionee's estate relying on Rule 16a-2(d)(1)(i) of the Securities Exchange Act of 1934, as amended.

         3.      Adjustment Upon Changes in Capitalization, etc.

                 In the event of any stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company's outstanding Common Stock while any portion of any Options theretofore granted pursuant to this Agreement are outstanding but unexercised, the Committee shall make such adjustments in the character and number of Shares subject to such Options and in the Option Price as shall be equitable and appropriate in order to make such Options, as nearly as may be practicable, equivalent to such Options immediately prior to such change; PROVIDED, however, that no such adjustment shall give any Optionee any additional benefits under this Agreement; and PROVIDED FURTHER, that, if any such adjustment is made by reason of a transaction described in section 424(a) of the Code, it shall be made so as to conform to the requirements of that section and the regulations thereunder.

                 If any transaction (other than a change specified in the preceding paragraph) described in section 424(a) of the Code affects the Company's Common Stock subject to any unexercised Option theretofore granted hereunder (hereinafter for purposes of this paragraph 3 referred to as the "old option"), the Committee or any surviving or acquiring corporation may take such action as it deems appropriate, and in conformity with the requirements of that section and the regulations thereunder, to substitute a new option for the old option, in order to make the new option, as nearly as may be practicable, equivalent to the old option, or to assume the old option.

                 If any such change or transaction shall occur, the number and kind of Shares to be issued upon the exercise of any Options shall be adjusted to give effect thereto.

         4.      Optionee Bound by Plan

                 The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by the terms and provisions thereof, regardless of whether such provisions have been set forth in this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall govern.

         5.      Application of Funds

                 The proceeds received by the Company from the sale of Shares subject to Options may be commingled with any other corporate funds and used for any corporate purpose.

         6.      General

                 (a) Any communication in connection with this Agreement shall be deemed duly given when delivered in person or mailed by certified or registered mail, return receipt requested, to Optionee at his or her address listed on the signature page hereof or such other address of which Optionee shall have advised by similar notice, or to the Company or Committee at the Company's then executive offices.

                 (b) This Agreement sets forth the parties' final and entire agreement with respect to its subject matter, may not be changed or terminated orally and shall be governed by and construed in accordance with the internal law of the State of Florida. This Agreement shall bind and inure to the benefit of Optionee, and his heirs, distributees and personal and legal representatives, and the Company and its successors and assigns.

                 (c) As a condition of the granting of the Options hereunder, Optionee agrees, for himself and his heirs, distributees and his personal and legal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined and resolved by the Committee in its sole discretion, and any interpretation by the Committee of the terms of this Agreement or the Plan shall be final, binding and conclusive.

                 (d) Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.




Optionee:                                  PRECISION RESPONSE CORPORATION,
                                           a Florida corporation

______________________________             By:_______________________________
Paul M. O'Hara                                  David Epstein, President
430 Coral Way
Fort Lauderdale, Florida 33301






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